FIRE RIVER GOLD

2303 West 41st Avenue, Vancouver, B.C. V6M 2A3
Toll Free 1-800-667-1870
Telephone (604) 685-1870
Facsimile (604) 685-8045
Email: info@firerivergold.com
Website: www.firerivergold.com

June 26, 2009

PACIFIC NORTH WEST CAPITAL CORP.
2303 West 41st Avenue
Vancouver, BC V6M 2A3

Attention: Mr. Greg Myers

RE: LETTER AGREEMENT TO PURCHASE THE NIXON FORK PROPERTY, ALASKA

Further to our conversations on the above subject, this letter agreement ("LA") sets out the understanding between Fire River Gold Corp. ("FAU"), and its wholly-owned subsidiary, Fire River Gold Corp., USA ("FAUU") as optionees ("Optionees") and Pacific North West Capital Corp. ("PFN"), and its wholly-owned subsidiary, Mystery Creek Resources, Inc. ("MCR") as optionors ("Optionors") to purchase all of the shares of MCR which company owns a 100% interest in the Nixon Fork Project (the "Project"). The Optionees will be granted an option to acquire a 100% interest in MCR and the Project, located near McGrath, Alaska, USA. The Project, concession names and numbers, and area of land comprised by the concessions are as described in Schedule "A". The underlying Mespelt & Almasy Mining Company LLC ("Mespelt & Almasy") lease is attached in Schedule B.

This LA, when executed by the parties, will be binding and effective as of June 25, 2009 ("Effective Date"), shall serve as a legal agreement.

In consideration of the premises and mutual covenants hereinafter set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FAU and PFN agree as follows:

1) **FAU Representations and Warranties**: FAU represents and warrants to each of the Optionors:

   1. It is a company, duly registered and in good standing under the laws of British Columbia, Canada, and it is duly organized and validly subsisting under such laws; it has full power and authority to carry on its business and to enter LA into this and any agreement or instrument referred to or contemplated by this LA and to carry out and perform all of its obligations and duties hereunder;

   2. it will duly obtain all necessary corporate authorizations for the execution, delivery and performance of this LA and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any existing laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders' or directors' resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound; and

   3. this LA has been duly executed and delivered by the Optionees and is a legal, valid and binding obligation of the Optionees, enforceable against the Optionees in accordance with its terms.

2) FAUU Representations and Warranties: FAUU represents and warrants to each of the Optionors that:

a) It is a company duly incorporated under the laws of the State of Alaska and is a valid and subsisting company in good standing under the laws of the State of Alaska and has full power and authority to enter into this LA and any agreement or instrument referred to or contemplated by this LA and to carry out the terms of this LA to the full extent; and

b) Neither the execution or the delivery of the LA nor any of the agreements contemplated hereby, nor the consummation of the transactions hereby contemplated, shall violate any of the terms and provisions of its constating documents or articles or any order, or shall conflict with, or result in the breach of, or accelerate the performance required by any agreement to which it is a party.

3) PFN Representations and Warranties: PFN represents and warrants to each of the Optionees:

a) It is a company, duly registered and in good standing under the laws of British Columbia, Canada, and it is duly organized and validly subsisting under such laws; it has full power and authority to carry on its business and to enter LA into this and any agreement or instrument referred to or contemplated by this LA and to carry out and perform all of its obligations and duties hereunder

b) it has full power and authority to carry on its business and to enter into this LA and any agreement or instrument referred to or contemplated by this LA and to carry out and perform all of its obligations and duties hereunder;

c) it will duly obtain all necessary corporate authorizations for the execution, delivery and performance of this LA and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any existing laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders' or directors' resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound;

d) The Project and the concessions are properly and accurately described in Schedule "A";

e) it owns or will own at the Closing Time (as hereafter defined) all of the issued and outstanding shares of MCR which controls 100% of the Project through a lease agreement with the Mespelt & Almasy Trust. Subject to completing US$200,000 of payments to St Andrews Goldfields.

f) the concessions of the Project are duly registered with the State of Alaska and the United States Bureau of Land Management correspondent authorities, are in good standing, are held free and clear of all liens, security interests, encumbrances and other interests except: (i) as may be registered on title or otherwise disclosed to FAU, (ii) as may be reserved to or vested in any governmental authority by statute or by the terms of any grant of tenement, mineral claim or lease, (iii) easements, rights of way or similar encumbrances which in the aggregate do not materially impair the use of such property by MCR, (iv) title defects or irregularities which are of a minor nature and which do not materially detract from the value of the assets of MCR encumbered thereby, or (v) royalties recorded on title or otherwise disclosed to FAU. MCR has a binding lease agreement with the claim owners to explore and exploit the mineral resources subject to the terms and conditions of such lease, including the obligation to pay a NSR royalty to the owners of the Property; and

g) Other than the ongoing requirements outlined in the existing permits and closure plan relating to the Project and environmental matters, including in respect of rehabilitation and reclamation, in respect of the Project or any operations thereon and except as set out in Exhibit 1, PFN has no knowledge of any material environmental liabilities affecting the Project.

4) **MCR Representations and Warranties:** MCR represents and warrants to each of the Optionees:

a) It is a company duly incorporated under the laws of the State of Alaska and is a valid and subsisting company in good standing under the laws of the State of Alaska and has full power and authority to enter into this LA and any agreement or instrument referred to or contemplated by this LA and to carry out the terms of this LA to the full extent; and

b) Neither the execution or the delivery of the LA nor any of the agreements contemplated hereby, nor the consummation of the transactions hereby contemplated, shall violate any of the terms and provisions of its constating documents or articles or any order, or shall conflict with, or result in the breach of, or accelerate the performance required by any agreement to which it is a party.

5) **Option.** Subject to the terms and conditions hereof, the Optionors hereby grant to the Optionees an irrevocable right and option to acquire all of the outstanding shares of MCR (the "**Purchased Shares**"), free and clear of any liens, encumbrances and security interests of any nature (the "**Option**") for an aggregate purchase price of US$3,000,000 (the "**Purchase Price**") which shall be paid in cash and shares in the manner hereafter set forth.

Cash Payments

- Within 7 days of signing of the LA, the Optionees will pay an initial payment of US$50,000 to the Optionors;
- Within 7 days of receiving the last of regulatory and shareholder approval, the Optionees will pay US$150,000 to the Optionors;
- Within 3 months of receiving the last of regulatory and shareholder approval, the Optionees will pay US$150,000 to the Optionors;
- Within 6 months of receiving the last of regulatory and shareholder approval, the Optionees will pay US$150,000 to the Optionors.

Share Payments

- Within 7 days of receiving the last of regulatory and shareholder approval, the Optionees will pay the Optionors a total of US$2,500,000 worth of FAU common shares valued at the price of $0.45 at the US exchange rate of 1.1547 yielding $2,886,750 worth of shares equalling 6,415,000 common shares of FAU;
- Within 7 days of receiving the last of regulatory and shareholder approval, the Optionees will pay the Optionors a total of 1,000,000 share purchase warrants exercisable at a purchase price of $0.50 for a period of 24 months.

6) If the Initial Payment is not completed as hereinbefore provided, this Agreement, the parties' respective rights and obligations hereunder and the Option shall be terminated and at an end except the confidentiality obligations shall remain in full force and effect.

7) Subject to making the Initial Payment, FAU shall be entitled to conduct a due diligence review to confirm claim titles, environmental liabilities, and the standing of the Mespelt & Almasy lease agreement. On or before August 5, 2009, FAU shall provide written notice to PFN on whether or not it will exercise the Option . If FAU notifies PFN that it will not exercise the Option or FAU fails to provide notice of exercise, the Option shall be terminated, provided that PFN will be entitled to retain one-half of the Initial Payment as a genuine pre-estimate of damages.

8) Concurrently with FAU providing to PFN notice of exercise of the Option, PFN shall sell, assign and transfer the Purchased Shares to FAU (the "Closing Date"). For greater certainty, effective from the Closing Date to be defined as the date of FAU shareholder approval and regulatory approval, FAU will assume the responsibility for

all monthly payables related to the Project including salaries, lease payments, ongoing monitoring costs, and other direct and appropriate costs and PFN shall be released from all responsibility and liabilities.

9) As continuing security for the prompt and complete payment of the Purchase Price, FAU shall pledge the Purchased Shares to PFN. On the Closing Date, PFN will deliver certificates evidencing the Purchased Shares registered in the name of FAU and FAU shall deliver such certificates, together with stock transfer powers endorsed in blank for transfer and an executed securities pledge agreement in a form acceptable to PFN. Upon payment of the Purchase Price, the pledge shall be lifted and the share certificates delivered to FAU. (e) All payments made under this LA shall be paid by electronic transfer or by check of immediately available funds to an account to be specified by PFN.

10) FAU will repay all PFN expenses incurred after May 1, 2009 until the Closing Date of this transaction as follows: 1/3 of the expenses on the closing date; 1/3 of the expenses after 3 months and the final 1/3 of the expenses within 6 months of closing. PFN expenses will not exceed $1,250,000 CDN dollars.

11) Operator of the Project. FAU shall become the operator of the Project on the Closing Date. Until completion of the acquisition of the Purchased Shares, PFN shall be Operator and shall comply with the following requirements and obligations: (i) Concession Maintenance; (ii) Compliance with applicable laws; (iii) Standard of Care (in accordance with accepted industry standards and practices and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Project); and (iv) Permits and Consents (FAU shall obtain all licenses, permits, consents, approvals and/or authorizations required for the performance of its activities undertaken pursuant to this LA. In order for FAU to fulfill the obligations of Operator, an Option Agreement must be prepared and recorded in accordance with Alaskan and United States law), which shall be at the sole expense of FAU.

12) Further Assurances. Each of the Parties to this LA shall take all such further steps and execute all such further and other documentation as may be necessary or desirable in order to more fully give effect to the provisions of this LA.

13) Notice All deliveries, notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or email to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) :

If to PFN or MCR, at:

Pacific North West Capital Corp.
2303 West 41st Avenue
Vancouver, BC, V6M 2A3
Attention: Greg Myers
VP Business Development
Tel: 604-685-1870
Fax: 604-685-8045
Email: gmyers@pfncapital.com

If to FAU or FAUU, at:
Fire River Gold Corp.
2303 West 41st Avenue
Vancouver, BC, V6M 2A3
Attention: Harry G. Barr, President & CEO
Tel: 604-685-1870
Fax: 604-685-8045
Email: hbarr@firerivergold.com

14) Currency. Unless otherwise expressly stated, all references to dollars herein are in United States currency.

15) Time. Time shall be of the essence hereof.

16) Entire Agreement and Successors. This LA constitutes the entire agreement between the parties and supercedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the Purchased Shares and the Project. This LA shall enure to the benefit of and be binding upon the parties hereto and their respective successors. This LA shall not be assignable by either party without the prior written consent of the other party hereto.

17) Execution and Counterparts. This LA may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or by PDF and each of which when executed and delivered shall be deemed an original and all of which counterparts, facsimiles and PDFs together shall be deemed to constitute one and the same instrument.

18) Governing Law This LA shall be governed by and construed in accordance with the laws of British Columbia, Canada

19) Further Assurances. Each party to this LA shall from time to time and at all times hereafter, at the request and expense of the requesting party, do and perform all such further acts, matters and things and execute and deliver all such further acts, matters and things and execute and deliver all such further documents, deeds, assignments, agreements, notices and writings and give such further assurances as shall be reasonably required for the purposes of giving effect to the LA.

20) Confidentiality. FAU acknowledges that it has been and will be furnished by PFN with confidential information ("**Information**") regarding the Project and MCR, solely for the purpose of evaluating and facilitating the transaction contemplated by the LA. FAU agrees that Information will be used solely for the purpose of evaluating the possible transaction and that the Information will, at all times, be kept confidential by FAU and its representatives and, without limiting the generality of the foregoing, FAU agrees that it will not: (i) directly or indirectly disclose the Information to any person or other entity, or (ii) make commercial use of the Information outside of information that has already been made public by PFN and St. Andrews Goldfields; provided that any Information may be disclosed to its representatives who require such Information for the sole purpose of evaluating the possible transaction and who shall be informed by FAU of the confidential nature of such Information and who have agreed to be bound by the terms of this agreement as if they were parties hereto.

THE REST OF THIS PAGE HAS BEEN INTENTIALLY LEFT BLANK

IN WITNESS WHEREOF the parties have caused this Letter Agreement to be executed by their duly authorized signatories.

FIRE RIVER GOLD CORP.

Harry Barr
President

Dated

FIRE RIVER GOLD CORP., USA

Harry Barr
President

Dated

PACIFIC NORTH WEST CAPITAL CORP.

Greg Myers
VP Business Development

Dated

MYSTERY CREEK RESOURCES INC.

Greg Myers
Secretary and Treasurer

Dated

EXHIBIT 1

1) Possible soil contamination from minor fuel spills at the Project's former and current tank storage locations.

2) In August 2007, MCR received a letter from the United States Department of the Interior notifying MCR of potential liability and a request for information under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to seven neighboring claims to the Project. MCR's counsel responded by letter dated December 3, 2007 advising that MCR did not have and had never had any interest in these neighboring claims (owned, leased or otherwise) and that MCR had never carried out any operations on these claims. MCR has heard nothing further on this matter. The Mespelt & Almasy trust disputes this interpretation and places liability for the CERCLA site with MCR

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	AA or ADL	Count	Comments
Federal lode and placer claims (Mespelt and Almasy Mining Company LLC)						
Golden Star	26	21	24	33627	1	
Golden Star #1	26	21	24	33628	2	
Shamrock (lode)	26	21	24	33629	3	
Mabel #1	26	21	13,24	33630	4	
Mabel #2	26	21	24	33631	5	
Mabel #3	26	21	24	33632	6	
Mabel #4	26	21	24,25	33633	7	
Mabel #5	26	21	24	33634	8	
Boston	26	21	24,25	33635	9	
Mabel #6	26	21	24	33636	10	
Mohawk	26	21	13,24	33637	11	
Tecla Pup	26	21	13	33638	12	
North Star	26	21	13,24	33639	13	
Goldfield	26	21	13,24	33640	14	
Red Lode	26	21	13,24	33641	15	
Walden	26	21	13	33642	16	
Iron #1	26	21	13	33643	17	
Iron #2	26	21	13,24	33644	18	
Iron	26	21	13,24	33645	19	
Chalcopyrite	26	21	13	33646	20	
Chalcocite	26	21	13	33647	21	
Southern Cross	26	21;22	13;18	33648	22	
Texas	26	21	12,13	33649	23	
Emergency	26	21;22	12,13;7,	33650	24	
Mystery	26	22	7,18	33651	25	
Warrior	26	22	7	33652	26	
Chief	26	22	7	33653	27	

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	MS or ADL #	Count	Comments
Boston Butt	26	21	24,25	33654	28	
McGowan	26	21;22	13;18	33655	29	
Keen	26	21;22	13;18	33656	30	
Almasy	26	22	18,19	33657	31	
Richardson	26	21	13,24	33658	32	
Mespelt	26	21;22	13,24;18	33659	33	
Dolf Mespelt	26	21,22	13;18	33660	34	
Charlie Mespelt	26	21;22	13;18	33661	35	
Evan Jones	26	22	18,19	33662	36	
Carl Schuttler	26	21;22	24;19	33663	37	
Leo Roderigue	26	21;22	24;19	33664	38	
Hy Groshong	26	21;22	24;19	33665	39	
Dick Matthews	26	22	19	33666	40	
Montana	26	21;22	13;18	33667	41	
Wernicke	26	21	24	33668	42	
Griffin	26	21	23,24	33669	43	
Whelan	26	21	24	33670	44	
Bullock	26	21	24	33671	45	
Matheison	26	21	13,14,23	33672	46	
Pearson	26	21	13,24	33673	47	
Strand	26	21	13,24	33674	48	
Owen Gray	26	21	13	33675	49	
Snow	26	21	13	33676	50	
O'Malley	26	21	13	33677	51	
Pinky Doodle #1	26	22	8	33678	52	
Pinky Doodle #2	26	22	8	33679	53	
Pinky Doodle #3	26	22	5,6,8	33680	54	
Nevada	26	21	12,13	33681	55	

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	AA or ADL	Count	Comments
Monzonite Fraction	26	21	13	33682	56	
Porphyry Fraction	26	21	13	33683	57	
Old Fitzgerald	26	21	13	33684	58	
Jim Beam	26	21	13	33685	59	
Old Taylor	26	21	13	33686	60	
Old Grandad	26	22	18	33687	61	
Old Crow	26	22	18	33688	62	
Old Forester	26	22	18,19	33689	63	
Crown Royal	26	21	13	33690	64	
Pupinsky #1	26	22	20	33691	65	
Pupinsky #2	26	22	20	33692	66	
Pupinksy #3	26	22	20	33693	67	
Jack Nixon #1	26	22	8,17	33694	68	
Jack Nixon #2	26	22	8	33695	69	
Jack Nixon #3	26	22	8	33696	70	
Jack Nixon #4	26	22	8,17	33697	71	
Jack Nixon #5	26	22	17	33698	72	
Jack Nixon #6	26	22	8,17,18	33699	73	
Jack Nixon #7	26	22	7,8,17,1	33700	74	
Jack Nixon #8	26	22	7,8,17	33701	75	
Jack Nixon #9	26	22	8	33702	76	
Clough-Strand #1	26	22	18	33703	77	
Clough-Strand #2	26	22	17,18	33704	78	
Clough-Strand #3	26	22	17,18	33705	79	
Clough-Strand #4	26	22	17,18,19	33706	80	
Clough-Strand #5	26	22	18,19	33707	81	
Clough-Strand #6	26	22	18,19	33708	82	
Clough-Strand #7	26	22	18,19	33709	83	

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	ADL #	Count	Comments
Clough-Strand #8	26	22	18	33710	84	
Clough-Strand #9	26	22	17,18	33711	85	
Idaho	26	21	12,13	33712	86	
Utah	26	21	12,13	33713	87	
Wyoming	26	21	12,13	33714	88	
#1 Above Ruby Creek	26	21	13	33715	89	
#2 Above Ruby Creek	26	21	13	33716	90	
#1 Above Crystal Gulch	26	21	13	33717	91	
#1 Above Bench Ruby Creek	26	21	13	33718	92	
#2 Above Discovery Holmes Gulch	26	21	24	33719	93	
#1 Above Discovery Holmes Gulcl	26	21	24	33720	94	
Discovery Holmes Gulch	26	21	24	33721	95	
Liberty #2	26	21	24,25	33722	96	
Liberty #1	26	21	24,25	33723	97	
Lincoln	26	21	25	33724	98	
Shamrock (placer)	26	21	25	33725	99	
#3 Above Discovery Holmes Gulcl	26	21	24	33726	100	
Whelan Placer	26	21	25	33727	101	
Amythest	26	21	13	33728	102	
Garnet South Extension	26	21	13	33729	103	
Garnet	26	21	13	33730	104	
Recreation	26	21	13	33731	105	
Crystal	26	21	13	33732	106	
Nixon Fork	26	21	13	33733	107	
Black Bear	26	21	13	33734	108	
#3 Above Ruby Creek	26	21	13	33735	109	
#4 Above Ruby Creek	26	21	13,24	33736	110	

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	ADL #	Count	Comments
40-acre State of Alaska mining claims (Mespelt and Almasy Mining Company LLC)						
M&A #1	26	21	13	312759	1	
M&A #2	26	21	14	312760	2	
M&A #3	26	21	24	312761	3	
M&A #4	26	21	23	312762	4	
Clough Strand #10	26	22	17,18	314860	5	
MAR 1	26	21	23	508866	6	
MAR 2	26	21	23	508867	7	
MAR 3	26	21	23	508868	8	
MAR 4	26	21	23	508869	9	
MAR 5	26	21	23	508870	10	
MAR 6	26	21	23	508871	11	
MAR 7	26	21	23	508872	12	
MAR 8	26	21	23	508873	13	
MAR 9	26	21	14	508874	14	
MAR 10	26	21	14	508875	15	
MAR 11	26	21	14	508876	16	
MAR 12	26	21	14	508877	17	
MAR 13	26	21	12	508878	18	
MAR 14	26	21	12	508879	19	
MAR 15	26	21	12	508880	20	
MAR 16	26	21	12	508881	21	
NF-1	26	21	13	532159	22	
NF-2	26	21	13	532160	23	
NF-3	26	21	13	532161	24	
NF-4	26	21	13	532162	25	
NF-5	26	21	13	532163	26	
NF-6	26	21	13	532164	27	

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	AA or ADL	Count	Comments
NF-7	26	21	13	532165	28	
NF-8	26	21	13	532166	29	
NF-9	26	21	13	532167	30	
NF-10	26	21	13	532168	31	
NF-11	26	21	13	532169	32	
NF-12	26	21	13	532170	33	
NF-13	26	21	24	532171	34	
NF-14	26	21	24	532172	35	
NF-15	26	21	24	532173	36	
NF-16	26	21	24	532174	37	
NF-17	26	21	24	532175	38	
NF-18	26	21	24	532176	39	
NF-19	26	21	24	532177	40	
NF-20	26	21	24	532178	41	
NF-21	26	21	24	532179	42	
NF-22	26	21	24	532180	43	
NF-23	26	21	24	532181	44	
NF-24	26	21	24	532182	45	
Pupinsky #4	26	22	20	312736	46	The state does not recognize this claim as valid
Pupinsky #5	26	22	20	312737	47	The state does not recognize this claim as valid
Pupinksy #6	26	22	20	312738	48	The state does not recognize this claim as valid
160-acre State Mining Claims (Mystery Creek Resources)						
Ruby 1	26	21	15	661071	1	
Ruby 2	26	21	14	661072	2	
Ruby 3	26	21	14	661073	3	
Ruby 4	26	21	13	661074	4	
Ruby 5	26	21	15	661075	5	
Ruby 6	26	21	14	661076	6	

NIXON FORK FEDERAL AND STATE MINING CLAIMS

Claim Name	Township (S)	Range (E)	Section	ADL	Count	Comments
Ruby 7	26	21	22	661077	7	
Ruby 8	26	21	23	661078	8	
Ruby 9	26	21	22	661079	9	
Ruby 10	26	21	23	661080	10	
Ruby 11	26	21	27	661081	11	
Ruby 12	26	21	26	661082	12	
Ruby 13	26	21	26	661083	13	
Ruby 14	26	21	25	661084	14	
Ruby 15	26	21	25	661085	15	
Ruby 16	26	21	27	661086	16	
Ruby 17	26	21	26	661087	17	
Ruby 18	26	21	26	661088	18	
Ruby 19	26	21	25	661089	19	
Ruby 20	26	21	25	661090	20	
Ruby 21	26	21	34	661091	21	
Ruby 22	26	21	35	661092	22	
Ruby 23	26	21	35	661093	23	
Ruby 24	26	21	36	661094	24	
Ruby 25	26	21	36	661095	25	
Ruby 26	26	21	34	661096	26	
Ruby 27	26	21	35	661097	27	
Ruby 28	26	21	35	661098	28	
Ruby 29	26	21	36	661099	29	
Ruby 30	26	21	36	661100	30	
40-acre State Mining Claims (Mystery Creek Resources)						
Ruby 31	26	21	24	661101	1	
Ruby 32	26	21	24	661102	2	
Ruby 33	26	21	24	661103	3	


11
12
7
8
14
18
17
23
19
20
26
25
30
29
35
36
MYSTERY CREEK
RUBY CREEK
HIDDEN CREEK
3 PINKY DOODLE 2 CLAIMS 1
JACK NIXON CLAIMS
CLOUGH STRAND CLAIMS
PUPINSKY CLAIMS
3
2
1
R21E. R22E.
2000
0
2000
4000 feet
SCALE

NIXON FORK MINE

Fig. 1-5

Federal Claim Location Map

28 February 2004

Medfra A4/B4 Quadrangles, Kateel Meridain


Mineral Estate
TOWNSHIP 26S RANGE 21E
OF THE
KATEEL RIVER MERIDIAN,
ALASKA
Mineral Permit or Lease
State Mining Claim
Prospecting Site
Federal Mining Claim
Mineral Order
Leasehold Location Order
Well Site (FO) and Oval
State Tentatively Approved or Patented Land
Other State Acquired Land
State Selected / Top Filed Land
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A PRODUCT OF THE
STATE OF ALASKA
DEPARTMENT OF NATURAL RESOURCES
GRAPHIC ILLUSTRATION ONLY

SCHEDULE "B"

MESPELT & ALMASY MINING COMPANY LLC LEASE AGREEMENT

LETTER AGREEMENT

BETWEEN PACIFIC NORTH WEST CAPITAL CORP.,

MYSTERY CREEK RESOURCES INC.

And

FIRE RIVER GOLD CORP.

FIRE RIVER GOLD CORP., USA

LEASE

This Lease agreement ("*Lease*") is made and effective as of the 4th day of February, 2003 ("*Effective Date*") between Margaret L. Mespelt ("Mespelt") , an unmarried individual, Theodore J. Almasy ("Almasy") , an unmarried individual, and MESPELT & ALMASY MINING COMPANY, LLC, an Alaska limited liability company, (all of which are collectively referred to herein as "Lessor "), each of which has its principal place of business at P. O. Box 74, McGrath, Alaska 99627 and MYSTERY CREEK RESOURCES, INC. ("Lessee"), an Alaska corporation, having its principal place of business at 2221 East Street, Suite 200, Golden CO 80401.

Table of Contents

I. PURPOSE

The *Purpose* of this *Lease* is to afford Lessee the reasonable opportunity to enter onto certain federal and State of Alaska mining claims ("*Claims*") located in the State of Alaska, all as more particularly identified on Exhibits A and B, to explore the same and, if warranted, to mine valuable minerals found thereon.

II. GRANT

Lessor, for and in consideration of the sum of Ten Dollars (US$10.00), cash in hand paid, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the rights and obligations of the Parties created herein, does hereby grant, demise, and exclusively lease to the Lessee, it successors and assigns, all minerals on, in or under the surface of the land covered by the *Claims* and the appurtenances thereon or thereto, together with the exclusive right to explore, prospect, drill, develop, mine, mill, refine, store, and dispose of minerals and receive the proceeds thereof from the leased claims. It is the intent of the parties that this grant be exhaustive of all of Lessor's rights associated with the *Claims* and shall include, but not be limited to, tailings, extralateral rights, as well any other rights of whatsoever nature or kind that Lessor may possess on the *Effective Date* of this *Lease*.

A. Exclusive Rights

Except as otherwise expressly provided herein, this grant includes the exclusive, complete and unrestricted right to enter, occupy, use, prospect, drill, sample, tunnel, evaluate, and control the *Subject Property* in accordance with the *Purpose* of this *Lease*, together with the right to explore for, develop, mine (by open pit, strip, underground, solution mining or any other method, including, but without limitation any method

hereafter developed), extract, mill, store, process, remove and market from the *Subject Property* all *Mineral Products* and the right to place thereon, construct, use and remove such structures, facilities, equipment, roadways, haulageways and such other improvements as Lessee may deem necessary, useful or convenient in conducting its operations when or where in Lessee's sole judgment it is reasonably useful or necessary to do so and to use and consume, for stockpiles, waste dumps, tailings impoundments, rock or ore in connection with exploration, evaluation and development, so much of the *Subject Property* as may be reasonably necessary, useful or convenient for the full enjoyment of the rights herein granted.

B. Uses of *Subject Property*

Lessor hereby further grants Lessee the exclusive right to use structures, facilities, equipment, non-public roadways, haulageways and all other appurtenances installed on the *Subject Property* for the additional purposes of exploring for, developing, mining, producing, removing, treating or transporting *Mineral Products* from adjoining or nearby property including, without limitation, property located outside the *Area of Interest* owned or controlled by Lessee and the right to mine and remove *Mineral Products* from the *Subject Property* through or by means of shafts, openings or by pits that may be made in or upon adjoining or nearby property.

C. Commingling

After *Mineral Products* have been sampled and weighed or measured by volumetric survey, truck factors or any other industry-wide standard manner as will permit the computations of royalty to be made hereunder, Lessee may mix the same with ores, minerals, or products from lands other than the *Subject Property*.

D. Combined Operations

Lessee's operations hereunder, together with its operations on such adjoining or nearby properties may be conducted as a single mining operation, to the same extent as if the *Subject Property* and all such other properties constituted a single tract of land.

E. Stockpiles

Lessor further grants to Lessee the right, at any time during the *Term* of this *Lease*, to stockpile *Mineral Products* on the *Subject Property*. The stockpiling of *Mineral Products* on the *Subject Property* shall not be deemed a removal or shipment thereof requiring payment of royalty thereon. Lessee shall have the right to stockpile *Mineral Products* off the *Subject Property*, provided, however, that upon termination of this *Lease* Lessee shall, at its option do one of the following:

- Return such stockpiled *Mineral Products* to the *Subject Property*,
- Pay Lessor the royalty due on such stockpiled *Mineral Products* pursuant to this *Lease*; or
- Convey to Lessor title to such stockpiled *Mineral Products* and the lands on which they are stockpiled sufficient to permit Lessor to leave such stockpiled *Mineral Products* thereon thereafter.

F. Tailings

Lessee is further hereby granted the right to reprocess all tailings owned by Lessor from previous operations conducted on the *Subject Property*. Applicable royalty rates will be paid for all *Mineral Products* recovered in such a tailings reprocessing operation.

G. Area of Interest

The leased premises hereby granted also includes all land or rights owned or claimed by Lessor adjacent or contiguous to *Claims* hereby granted, including all mineral rights to such land which may be acquired through Lessor's claims to aboriginal rights, whether such land be in the same or adjacent sections and whether or not one or more of the claims may be inaccurately described in the location certificates. All interests that either Lessor or Lessee acquires, during the *Term* of this *Lease* within the *Area of Interest*, together with the *Claims*, shall be the *"Subject Property."* Lands or interests in land acquired by Lessee from Doyon Limited during the *Term* of this *Lease* are hereby specifically excluded from this *Lease*.

H. Additional Claims

If Lessee stakes mining claims within the *Area of Interest* in its own name and thereafter elects to abandon its interest in such claims, Lessee agrees to quitclaim its interest in any such claims to Lessor upon Lessor's request after notice from Lessee. If either Party hereto acquires any interest in any or all of the BAR Claims, or stakes the land covered by any of those claims as shown in Exhibit C, that area shall become a part of this *Lease*.

I. Personal Rights Reserved to Mespelt and Almasy

1. The Residence

Mespelt and Almasy each reserves the right to maintain a residence on the *Subject Property*, but such residence shall be located so as not to interfere with Lessee's operations. The foregoing right to maintain a residence on the *Subject Property* shall be

personal to Mespelt and Almasy and shall not be transferred to any third Party by assignment, conveyance, or bequest.

2. Personal Property

Mespelt and Almasy own certain personal property located on the *Subject Property* more completely identified in Exhibit D, attached hereto and incorporated herein by reference (*"Personal Property"*). Such *Personal Property* is specifically excluded from this *Lease* and remains the sole property of Mespelt and Almasy. At all times during the *Term* of this *Lease*, Mespelt and Almasy shall have the right of access to said *Personal Property* and the use of the existing or future runways and roads on the *Subject Property* to access such *Personal Property* . Neither Lessee, nor any of its employees, consultants, or agents will disturb or make any use of the said *Personal Property* without prior written consent of Mespelt or Almasy. Lessee will take all reasonably necessary steps to ensure compliance by its employees, consultants and agents with this paragraph of this *Lease*.

3. The Roads

Mespelt and Almasy may use and improve the roads on the *Subject Property* at their expense, so long as they coordinate such use and improvements with Lessee so as to not interfere with ongoing operations.

4. Expiration of Rights

Upon the death of Mespelt and Almasy the foregoing rights personal to them shall expire. Lessee agrees to make any *Personal Property* available to the heirs or assigns of Mespelt and Lessee upon reasonable notice within one year of the death of the owner of that *Personal Property* ; *provided, however,* that the said *Personal Property*

shall promptly be removed from the *Subject Property* by such heirs or assigns. Any such *Personal Property* not so removed shall be deemed abandoned and Lessee shall have the right to use or dispose of it as it sees fit. The Parties further agree that subject to the foregoing right of the heirs or assigns of Mespelt or Almasy to remove such *Personal Property* the residences located on the *Claims* shall revert to Lessee, and Lessee shall have the unqualified right to use or remove such structures as it may see fit.

J. Right to Purchase the *Subject Property*

Lessee will have a right of first refusal, exercisable within 90 days of written notice to Lessee, to acquire the *Subject Property* on equivalent terms and conditions legitimately made to the Lessor by any qualified purchaser during the *Term* of the *Lease* or any extension thereto.

III. REPRESENTATIONS AND WARRANTIES

A. Mutual Assurances

Each Party hereto represents to the other that, as of the *Effective Date*:

- It is qualified to do business in the State of Alaska;
- All actions required to enter into and perform this *Lease* have been properly taken;
- It is not in breach or violation of any other lease or obligation by entering into or performing this *Lease* or any transaction contemplated by this *Lease*;
- This *Lease* has been duly executed and delivered;
- This *Lease* is a legal, valid and binding obligation enforceable in accordance with its terms;

- It has no knowledge of any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, that relate to or would have an adverse effect on the *Claims*; and
- It has no knowledge regarding third party interests or claims of interest in the *Claims*.

B. Lessor's Representations Concerning Environmental Conditions

1. Disclosure

Lessor, as of the *Effective Date* has disclosed the conditions on the *Subject Property* set forth in Exhibit E.

2. Exclusive Representation

Lessor represents that to the best of its knowledge, information and belief, there are: a) no other toxic or hazardous substances on the *Claims*; b) no other discharges of toxic or hazardous substances on the *Claims*; c) no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the *Claims* under any law or regulation dealing with the control of toxic or hazardous materials; and d) no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the *Claims* under any law or regulation dealing with the cleanup or remediation of the environment or for damage to the natural resources.

3. Lessee's Undertaking

a. Existing Conditions

Lessee specifically acknowledges the foregoing but shall not be obligated hereunder to clean up, dispose of, or reclaim such pre-existing toxic and hazardous

materials and unreclaimed mining sites until required by law to do so. When so required by law, Lessee undertakes the responsibility to clean up such toxic and hazardous conditions.

b. Actions by Lessee

Lessee specifically assumes responsibility for all actions taken by Lessee , his employees, contractors and consultants for any environmental liabilities created by Lessee during his occupancy and possession of said *Claims*.

4. Undertaking by Lessor

a. Governmental Inquiries

Lessor shall keep Lessee fully informed with regard to the ongoing interest of the Bureau of Land Management in the existing stockpiles of toxic and hazardous materials, and hereby authorizes Lessee to intervene with the Bureau of Land Management or any other governmental agency on Lessor's behalf if Lessee, in its sole discretion, deems it necessary to do so to protect its interests under this *Lease*.

b. Nixon Fork Mining, Inc. Bankruptcy

Lessor shall keep Lessee fully informed with regard to the pending bankruptcy known as *In Re Nixon Fork Mining, Inc*, Case No. 99-2379MFW (Del. Bankr. Filed June 26, 1999) and will afford Lessee full and fair opportunity to represent Lessor's interests in that matter if Lessee, in its sole discretion, deems it necessary to do so to protect its interests under this *Lease*.

c. Criminal Liability

Notwithstanding the foregoing, nothing contained herein shall be construed to constitute an undertaking to relieve Lessor from any criminal liability that may accrue

under any federal state or local law or regulation for those environmental liabilities occurring upon the *Claims* as of the *Effective Date*.

C. Lessor's Additional Representations

Lessor further represents and warrant that as of the *Effective Date*:

- To the best of its knowledge it is in exclusive possession of and is the recorded and beneficial owners of a 100% interest in and has good and marketable title to the *Claims* and all rights to *Mineral Products* thereon or therein, free and clear of all mortgages, liens, charges, pledges, security interests, prior claims or adverse claims whatsoever; the *Claims* have been properly located and monumented; location and any required validation work has been properly performed; location notices and certificates have been properly and timely recorded or filed; all filings required to maintain the *Claims* in good standing, including evidence of location and assessment work, or the equivalent thereof, under applicable law have been properly made; all assessment work required to hold the *Claims* has been properly performed (or deferred or excused) through the assessment year ending September 1, 2002; and all required affidavits of assessment work have been properly and timely filed.
- The *Claims* are not subject to any royalties other than statutory royalties payable to the State of Alaska and the royalties payable to Lessor set out herein.
- All rentals, royalties and other payments to the State of Alaska or to any other entity that are required to be paid to hold the *Claims* in good standing through August 31, 2002 have been paid in a timely manner and any documents that are

required to evidence the foregoing have been properly and timely recorded in the appropriate offices.

- The *Claims* constitute all of the land within the *Area of Interest* to which Lessor has any right, title or interest.

D. Waiver

A breach of any one or more of the representations and warranties in this *Lease* may be waived by the Party in whose favor they are given in whole or in part at any time without prejudice to that Party's rights in respect of any other breach of the same or any other representation or warranty.

E. Failure of Title

Lessor hereby transfers all its rights to the use and the occupancy of the *Claims* on the terms and obligations expressed herein. It is understood and agreed that if Lessor's title should fail as to any portion of the *Claims* embraced in this *Lease*, the royalty and other payments provided for herein, if any, shall not be applicable to such portion of the *Claims* as to which title has failed.

F. Aboriginal Rights

Lessor also claims title to the land covered by the *Claims* by virtue of aboriginal rights. If Lessor's aboriginal rights are recognized by a court of competent jurisdiction, and it is finally determined that Lessor has fee title to all or a portion of land covered by this *Lease*, this *Lease* shall operate to convey Lessor's rights to the mineral estate and surface rights as expressed in this *Lease*, even though one or more of the unpatented mining claims be determined to be invalid.

G. Less than 100% Ownership of Mineral Estate

Without impairment of Lessee's rights arising from this *Lease*, if the *Claims* include less than the entire 100% undivided mineral estate and associated surface rights, whether such lesser estate is expressly set out herein or not, then all *Production Royalties* to be paid pursuant to this Lease shall be reduced proportionately.

H. Eva Mespelt Interest

Lessor has disclosed an agreement dated June 10, 1981 (recorded at Book 15, Page 782, Mt. McKinley Recording District) wherein Eva Mespelt has contracted to convey by quitclaim deed to Theodore J. Almasy certain rights. Lessor hereby consents to the establishment of an escrow account by Lessee when, in Lessee's sole discretion, it determines it to be necessary or convenient to assure compliance with that contract. Any or all payments, minimum royalties, or production royalties may be deposited in such account based upon the proportion which the said contract covers bears to the entire acreage of mining claims set forth in Exhibit A until such time as the payments provided in said contract are completed and title passes to Lessor.

I. Bankruptcy

The Parties acknowledge that the *Claims* and certain appurtenances thereon have been the subject of a bankruptcy proceeding under the name of *In Re Nixon Fork Mining, Inc.*, Case No. 99-2379MFW (Del. Bankr. Filed June 26, 1999), and that the Trustee in bankruptcy has indicated the intention of abandoning all interest in the *Claims* and property thereon. Lessor hereby undertakes to make all reasonable efforts to obtain and record such evidence of the said Trustee's abandonment of the *Claims* and the related plant, equipment and personnel property. Lessor specifically agrees to file any notice,

participate in any legal proceeding, or execute any documents Lessee may reasonably require, in order to clear any encumbrance on the title to the *Claims*, plant and equipment which may exist as the result of the said bankruptcy proceedings.

If requested by Lessee, and after the said bankruptcy proceeding is completed, Lessor shall seek a judgment from an Alaskan Court of competent jurisdiction confirming the Lessor's ownership of the claims, mining and milling plant and equipment, and fixtures on the property.

J. Representations and Warranties to Survive Termination

The representations and warranties set forth in this Section shall survive the termination of this *Lease*.

K. Title Defects

Notwithstanding the foregoing, the Parties acknowledge that certain clouds on Lessor's title have been disclosed to Lessee. Lessee reserves the right to remove those clouds as otherwise provided herein. The Parties agree that such action to remove such clouds on Lessor's title shall be Lessee's sole remedy. The Parties further agree that if Lessee in its sole discretion determines that title to the *Claims* is defective, it can take such curative steps as it deems necessary at its own costs; *provided, however*, Lessee shall recover all such costs out of subsequent production royalties unless such costs have been used to satisfy in part the Work commitment set forth in section VI of this *Lease*.

IV. TERM

A. The Primary *Term*

Subject to the other provisions herein contained, this Lease shall extend for a period of ten (10) years from the date hereof and as long thereafter as Lessee pays Lessor

the *Minimum Royalties* provided for herein; *provided, however,* the *Term* of this Lease, including any extensions thereof, shall not exceed the maximum *Term* allowed by AS 34.027.010 *et seq.*

B. Renewals

If, at the end of the primary term, or at any time thereafter, minerals are not being produced, this *Lease* may be extended by serving written notice to Lessor of Lessee's election to renew the lease for an additional ten-year term, not less than thirty (30) days prior to the end of the primary term.

V. PAYMENTS TO LESSOR

A. Signing Bonus

Lessee has paid to Lessor a signing bonus equivalent to One Thousand (1,000) Canadian Maple Leaf 1/10 ounce gold coins, as a lease bonus upon execution of a letter agreement dated July 13, 2002 in anticipation of the execution of this *Lease*, receipt of which is hereby acknowledged by Lessor.

B. Minimum Royalties

1. Minimum Royalty Amount

On the first day of the month following the *Effective Date* of this *Lease* and on the first day of every month thereafter during the *Term* of this *Lease*, including any extensions thereof, Lessee shall disburse to Lessor the sum of Three Thousand Dollars ($3,000), which sum shall constitute a *"Minimum Royalty."*

2. Recoverability

All such *Minimum Royalties* shall be recoverable from *Production Royalties* otherwise payable during the following twelve (12) months. To illustrate the intent of the

Parties in this regard, if during the year following the payment of a *Minimum Royalty* there is no production from the *Subject Property,* Lessee will receive no credit against future production royalties that may become due and payable. If, however, a *Production Royalty* does become due and payable during the year immediately following the payment of such *Minimum Royalty*, the *Minimum Royalty* payment so made shall be a credit against the *Production Royalty* payment then due and Lessor will be entitled to the *Production Royalty* net of the said *Minimum Royalty* payment.

C. Production Royalties

1. For Precious Metals and Platinum Group Metals

Lessee shall pay Lessor a *Net Smelter Return* royalty on all precious and platinum group *Mineral Products* produced and sold from the *Subject Property* based upon the following schedule. If the *Fair Market Value* of gold is :

less than $300/oz ....2.0% NSR

$300 or more per ounce but less than $350 per ounce.................................3.0% NSR

$350 or more per ounce but less than $450 per ounce ....4.0% NSR

$450 per ounce or more...5.0% NSR

2. For all other Mineral Products

Lessee shall pay Lessor a *Production Royalty* of four percent (4%) of the *Net Smelter Return* on all other *Mineral Products* produced and sold from the *Subject Property.*

D. Manner of Payment

1. Personal Rights Reserved to Mespelt and Almasy

a. Minimum Royalty Payments

Payment to either Mespelt or Almasy shall be deemed payment to all Parties referred to as Lessor herein.

b. *Production Royalty* Payments

i. Generally

Except as otherwise permitted below, all *Production Royalty* payments shall be made by check or wire transfer paid to the order of Lessor at a bank to be designated by Lessor prior to the accrual of the right to receive such *Production Royalty*.

ii. Placer Production

For all gold, silver and platinum group metals produced from placer deposits from the Subject Property, Mespelt and Almasy shall be entitled to request royalty payments in-kind by giving Lessee ten (10) day's advance notice prior to the date such royalties are due. In-kind payment shall be made by making the required quantities available at Lessee's facilities for pick-up by Lessor. Such in-kind payments shall be made available within five (5) days following the month of production.

iii. Doré and Concentrates

For all gold, silver and platinum group metals produced in doré form or gold, silver and platinum group metal concentrates, Mespelt or Almasy shall have the right to request payment in-kind at the smelter designated by Lessee by giving Lessee ten (10) day's advance notice prior to the date such royalties are due.

iv. Processing of In-Kind Royalty

In lieu of in kind payments, upon Lessor's option, Lessee agrees to provide for the processing of Lessor's production royalty on the same basis, terms and conditions as utilized by Lessee.

v. Taxes

Lessor shall be responsible for severance taxes, mining license fees, excise taxes or other taxes levied upon Lessor's portion of production of precious metals.

vi. Royalty Payments due the State of Alaska

Lessee shall have the right, but not the obligation, to file returns and make payments to the State of Alaska on behalf of itself and Lessor in accordance with the provisions of AS.38.05.212 in order to keep the *Claims* in good standing. Any such payments so made on behalf of Lessor shall be a credit against any subsequent *Production Royalties* due Lessor.

2. Payment s to Successor Lessor s

In the event of a transfer of all or a portion of Lessor's right to receive *Minimum Royalties* and *Production Royalties* hereunder whether by assignment, conveyance, bequest or descent and distribution, Lessee shall, make payments by check or, at Lessee's option, by electronic transfer payable to such successor assignee, legatee, devisee, or distributee.

3. Disputes

Should the identity of any payee entitled to receive a payment provided for herein be undetermined or disputed, Lessee may retain so much of such payment as is in

dispute, without obligation to pay interest, until such interest is finally determined or until a court of competent jurisdiction approves the ultimate disposition of such payment.

4. Erroneous or Ineffective Payments

In the event that any payment is alleged to be ineffective or erroneous in any regard, whether the same shall be due Lessor or any successor or assign, this Lease shall not terminate but shall be maintained in the same manner as if such erroneous or ineffective payment had been properly made, provided that the erroneous or ineffective payment is corrected within thirty (30) days after receipt by Lessee of written notice from Lessor of such error accompanied by such instruments as are necessary as to enable Lessee to make proper payment.

5. Disbursements

Lessee shall disburse to Lessor all royalties due from the disposition of *Mineral Products* produced from the *Subject Property* during the preceding month, not later than thirty (30) days following the end of each calendar month during the *Term* of this *Lease*. Such disbursals shall first accrue on the last day of the calendar quarter following the date of initial production, as determined by the Alaska Department of Natural Resources under the provisions of Alaska Statutes 43.065.010(b), as the same may be amended from time to time. All disbursals provided for in this Section shall be accompanied by a report detailing how any royalty has been calculated. Lessor shall have the right to challenge any such disbursal for a period of one year after receipt of the associated report; thereafter, if the disbursal is not challenged, it shall be deemed final for all purposes.

6. Lessor 's Right to Demand an Audit

Lessor at any time may demand an audit of Lessee's books and records relevant to the calculation of such royalty, which audit shall be at Lessor 's sole expense unless the audit determines the amount paid Lessor was more than ten percent (10%) less than the amount due under this Lease, in which case, the audit shall be at Lessee's sole expense.

VI. WORK COMMITMENT

A. Minimum Expenditures

In order to maintain this Lease in good standing, Lessee shall expend the following minimum sums during the first three years of this Lease on *Work* on the *Subject Property*:

Before December 31, 2003	-	$300,000
Before December 31, 2004	-	an additional $700,000
Before December 31, 2005.	-	an additional $1,000,000

B. Excess Expenditures

Expenditures in excess of those required in any one-time period may be credited against the *Work* commitments for future time periods.

VII. OPERATIONS

A. Conduct of Operations

During the *Term* of this Lease, Lessee will perform all acts and do all things consistent with the *Purpose* of this Lease including:

- Conducting all of its operations on the *Subject Property* in a sound and minerlike manner.
- Maintaining adequate Workers' Compensation Insurance;

- Carrying public liability insurance in an amount not less than five million dollars ($5,000,000);
- Naming Lessor as an additional insured on such liability policies and providing Lessor with proof of such insurance upon request;
- Obtaining all licenses, permits and bonds required by law for the use of or operations on the *Subject Property*; and
- Reclaiming the *Subject Property* from the effects of Lessee's activities to the extent required by applicable law.

B. Assessment Work

If this *Lease* is in effect on June 1 of any calendar year, Lessee thereupon shall become obligated to pay such fees, including but not limited to rental payments to the State of Alaska and maintenance fees to the United States and Doyon Ltd., and to perform such acts and obligations and to make such filings as may be required to be paid, performed, or made during said calendar year to maintain the *Subject Property* in good standing and in compliance with all applicable laws and regulations at all times during said calendar year. Lessee shall provide to Lessor evidence of the satisfactory completion of each such required payment, act, obligation, and filings not later than 30 days prior to the last date upon which each such payment, act, obligation, or filing may be made timely.

C. Right of Lessor to Intercede

If Lessee fails to pay any money when due or to perform any required annual labor or file any required documents and provide Lessor with evidence thereof by each August 1 after the *Effective Date* of this Lease, Lessor shall have the right i) to give

Lessee written notice of the alleged failure and, thereafter, ii) to enter on the *Subject Property* and make the required payments, perform the required annual labor, or file the required documents at Lessee's expense.

D. Amendments and Relocations

Lessee may amend or relocate the *Claims* that form part of the *Subject Property* or leases thereon as well as such prospecting Claims or mining claims which it may hereafter locate within the *Area of Interest* and locate any fractions resulting from such amendments or relocations in Lessor's name. This right includes the right to convert federal claims to State of Alaska mining claims where such federal claims are wholly surrounded by lands that have been tentatively approved by the United States for conveyance to the State of Alaska. This right also includes the right to convert State of Alaska mining claims to upland leases in accordance with the provisions of Alaska Statutes 38.05.205(c), as the same may be amended from time-to-time. All rights so acquired by Lessee shall be part of the *Subject Property* for all purposes of this *Lease*.

E. Patent

Lessee shall have the right, but not the obligation, to take the federal claims identified in Exhibit A to patent in the name of Lessor in accordance with the General Mining Law.

F. Lessor to Cooperate

Lessor agrees to cooperate with Lessee and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as may be useful or necessary to permit Lessee to comply with the provisions of this Section.

G. Operations Reports

During the exploration and development phase of the project, Lessee shall from time-to-time, but not less frequently than annually, give Lessor a written report of its operations and expenditures under this *Lease* including copies of all geologic data, including interpretations thereof, not previously provided to Lessor ; provided, however, that Lessee shall update such annual reports with quarterly summaries on significant activities.

H. Right to Inspect *Subject Property*, Books and Records

Lessor and its authorized agents shall, at Lessor's sole risk and expense, have the right to inspect the *Subject Property* and such books and records relating to operations being conducted on the *Subject Property*, wherever they may be found, for the purpose of confirming that Lessee is complying with its obligations under this *Lease*. All such inspections shall be i) made upon reasonable prior notice to Lessee, ii) conducted in a reasonable manner, conforming to such of Lessee's rules and regulations as are generally applicable to Lessee's employees as well as all requirements of law, and iii) carried out in such a manner as not to interfere unreasonably with Lessee's operations.

I. Lessor to Treat Information as Confidential

Lessor agrees to treat as confidential all information, reports, and data which it may acquire as a result of the exercise of the foregoing rights during the *Term* of this *Lease*, as the same may be extended from time-to-time.

J. No Right to Terminate

Nothing contained in this section shall give Lessor the right to terminate this *Lease*, except as specifically provided in this *Lease*.

VIII. TAXES

Lessee shall pay, during the term hereof, such taxes as are levied against the *Subject Property* resulting from Lessee's operations thereon, including real property taxes, if imposed. Taxes on minerals in place, if imposed, shall be borne by the Parties in proportion to their respective interest. Taxes imposed by the State of Alaska on income derived from mining operation shall be borne by the party receiving income, whether such income is derived from production or royalties. Each party shall be responsible for its own federal income taxes. If Lessee is able to obtain state tax (non-income tax) benefits related to its activities on the property, said benefits, wherever legally possible, will apply to the royalty paid to Lessor.

IX. INDEMNIFICATION

A. Pre-Lease Liability

Each Party hereto shall defend, indemnify, and hold the other, its directors, officers, employees and agents and those of its *Affiliates* harmless from all costs, liability, loss, damage, claim, expense or contribution, including reasonable attorneys' fees, arising out of or related to any breach of any representation contained in this Lease.

Except as specifically provided herein, neither Party shall have any liability or obligation of any kind to the other for the reclamation or remediation of any environmental or other condition on or relating to the *Subject Property* arising from or related to any exploration, mining activities or other activity or use of the *Subject Property* prior to the *Effective Date*.

B. Liability of Lessee after Effective Date

Lessee shall assume all risk of loss, death, or injury to property or person, which may arise out of or in connection with any accident that may occur on the *Subject Property* after the *Effective Date*. Lessee shall indemnify, defend and save harmless Lessor, its directors, officers, employees and agents, and those of its *Affiliates*:

- From all claims, demands, suits, judgments, costs, and expenses on account of any loss or injury, except to the extent that such loss or injury was caused by the negligent conduct of Lessor, its agents, representatives or employees; and
- From any liability arising from requirements, levies or fines of any type by any local, state or federal governmental bodies which are incurred by Lessee as a result of Lessee's operations, actions or omissions on the *Subject Property*, including any violation by Lessee of applicable provisions of federal, state or local law intended to protect the environment.

C. Lessor's Negligence

Lessor shall indemnify, defend and save harmless Lessee, its directors, officers, employees and agents, and those of its *Affiliates*, from all claims, demands, suits, judgments, costs and expenses on account of any loss or injury to the extent that such loss or injury was caused by the negligent conduct of Lessor, its agents, representatives or employees or those of its *Affiliates*.

X. DEFAULT

In the event of a material default by Lessee under the provisions of this *Lease*, Lessor shall have the right at any time to give written notice of the default to Lessee.

- Lessee shall have sixty (60) days after the date such notice is received within which i) to commence and diligently pursue remediation of such default or ii) to contest the claim by submitting it to arbitration;
- If Lessee fails to contest or commence and diligently pursue remediation of such default within sixty (60) days after receipt of such notice, Lessor may elect to terminate this *Lease*, in which case Lessee shall promptly convey all of its right, title, and interest in the *Subject Property* to Lessor;
- If Lessee contests the alleged default and is found by an arbitration panel to be in default, it shall commence and diligently pursue remediation of the default within sixty (60) days after the decision is rendered; or
- If Lessee fails to complete remedial action diligently, Lessor may terminate this *Lease*, in which case Lessee shall promptly convey all of its right, title, and interest in the *Subject Property* to Lessor.

If Lessor alleges a breach of any obligation of Lessee under this Lease, and Lessee, in good faith, disputes the allegation, Lessee shall be allowed to exercise its rights and duties under this Lease, including the right to extend the *Term* of this Lease and the right to expand or contract its operations as it, in its sole discretion sees fit, until such time as the said dispute is finally resolved and the time for filing an appeal has lapsed.

XI. ARBITRATION

Any dispute arising out of this *Lease*, not resolved by the Parties within Sixty (60) days from the date on which either Party notifies the other of such dispute, shall be

decided finally by arbitration before three arbitrators in Anchorage, Alaska under the Commercial Arbitration Rules of the American Arbitration Association then in effect.

- Such notice shall appoint a qualified arbitrator.
- Within 30 days of the receipt of such notice, the other Party shall appoint a qualified arbitrator and the two arbitrators so named shall, within 30 days of the appointment of the second, appoint the third.
- If the responding Party fails to appoint a qualified arbitrator within the specified period, the matter shall be deemed resolved against that Party.
- If the two arbitrators so appointed cannot agree upon the third qualified arbitrator within the specified period, either Party may apply to have the third arbitrator designated by the Association.
- Each arbitrator shall be an individual qualified by training or experience in the subject matter under dispute.
- No discovery shall be available.
- Each Party shall bear its own costs in the arbitration.
- Each Party shall bear the costs of the arbitrator appointed by such Party and the costs of the third arbitrator shall be borne equally by each of the Parties.
- The arbitrators shall enter their award within 60 days following the appointment of the third arbitrator.
- The award shall be binding on each of the Parties and its *Affiliates* and may be enforced in any court having jurisdiction over the person or property of any Party against which enforcement of the award is sought.

XII. RELEASE AND TERMINATION

A. Termination

Lessee may terminate this *Lease* and its performance hereunder at any time by tendering the *Claims*, together with such additional interests as Lessee may have acquired within the *Area of Interest* during the *Term* of this *Lease*, to Lessor by conveying all right, title, and interest it may have in the *Subject Property* to Lessor.

B. Partial Release

Lessee expressly reserves the right to release, cancel, terminate or surrender all or any portion of the rights and interest granted herein in and to all or any portion of the *Subject Property* at any time and from time to time during the *Term* hereof by giving Lessor at least ten (10) days prior written notice.

C. Royalties Earned

All *Minimum Royalty* payments that are due and payable to Lessor prior to notices of such release or surrender shall be deemed as earned and may be retained by Lessor.

D. Form of Release

The document by which Lessee conveys its interest in the *Subject Property* to Lessor shall be in the form of a quitclaim deed and shall provide for title, free and clear of any liens or other encumbrances created or arising as a result of Lessee's possession and ownership of an interest in the *Subject Property*.

E. Surviving Obligations

Except for those obligations which by their terms survive this *Lease* and those obligations the due date or incurrence of which precede the actual date the deed is

received by Lessor, upon conveyance of Lessee's interest in the *Subject Property* to Lessor pursuant to this Section, Lessee's obligations under this *Lease* shall terminate.

F. Removal of Property, Abandonment

Upon conveyance of all of Lessee's interest in the *Subject Property* to Lessor pursuant to this Section, Lessee shall have the right, at its own risk and expense, to remove from the *Subject Property* or notify Lessor of its intent to abandon, at any time within one year, all fixtures, personal property and improvements which Lessee has erected or placed thereon; provided however, that to the extent that such personal property may include valuable *Mineral Products* they shall not be removed until the royalties thereon provided for in this *Lease* have been paid; and provided further, any such fixtures, personal property (including waste products) and improvements abandoned or not removed following the first anniversary of the said reconveyance may, at Lessor's discretion, be retained by Lessor as its own property.

G. Reclamation

Nothing contained herein shall be construed to preclude Lessee from having all reasonable access to the *Subject Property* in order to perform and complete such reclamation and monitoring as may be required by law, even though the said period of reclamation may exceed one year after termination.

H. Watchman

Lessee, at its own risk and expense, may post watchmen on the *Subject Property* during such one year period; provided, however that nothing contained in this *Lease* shall be construed to prevent Lessor from assuming immediate possession and control of the *Subject Property* for the purpose of conducting mineral exploration and development

activities thereon or conveying the *Subject Property* to third parties so that they may conduct such activities.

I. Cooperation Between the Parties

Lessee shall make such reasonable accommodations with Lessor concerning the location and relocation of personal property left on the *Subject Property*, but not abandoned by Lessee, so as not to interfere with the use of the *Subject Property* by Lessor as set forth in this Section; provided however, that if Lessee fails or refuses to relocate any such items within a reasonable time after notice to do so has been received by Lessee, such personal property may be relocated by Lessor at Lessee's expense.

J. Property to Be Left in Safe Condition

Upon conveyance of Lessee's interest in the *Subject Property* to Lessor as herein provided, all permanent structures on the *Subject Property* used or constructed and abandoned or not removed by Lessee, will be left in a neat, clean, and safe condition and will become the sole property of Lessor. Prior to such conveyance, Lessee will close all openings and shafts that it has constructed or used during the *Term* of this *Lease* and fence off the same unless otherwise agreed in writing between the Parties. Failure of Lessee to fulfill this obligation by the date of conveyance shall constitute authorization for Lessor to do so at Lessee's expense.

K. Technical Information

Lessee agrees to make available to Lessor all exploration data acquired under this Lease if this Lease is abandoned or terminated. Such information will be made available at a convenient time and place agreed by the Parties not later than sixty (60) days after termination.

XIII. LIENS

A. Liens Prohibited ; Exception

Neither Lessee nor Lessor shall permit or create a mortgage, lien or other encumbrance upon the *Subject Property* during the *Term* hereof, except that Lessee only shall have the right to encumber its interest under this *Lease* for the purposes of financing mining operations hereunder. Lessee agrees to post appropriate notices to contractors and materialmen on the *Subject Property* advising them of the non-liability of Lessor for work performed and materials provided to the site.

B. Duty of Prompt Removal

In the event a mortgage, lien, or other encumbrance is attached to the *Subject Property* for reasons other than financing the mining operations thereon, the party against whom the same is directed shall promptly cause the removal of same, and upon failure to do so, the other party may pay the sums legally necessary to discharge said mortgage, lien or encumbrance and recover such sums from the affected party.

C. Liens on Royalties

Nothing contained herein shall prohibit Lessor from creating a mortgage, lien or other encumbrance upon Lessor's royalty interest as provided by this agreement.

D. Subrogation

Lessor agrees that Lessee, at its option, may discharge any tax, mortgage, lien or other encumbrance legally imposed or existing against the *Subject Property*, either in whole or in part and in such event, unless such encumbrance was caused or created by Lessee, then Lessee shall be subrogated to such encumbrance with the right to enforce

the same and apply the royalties and payments accruing hereunder toward satisfying same.

XIV. ASSIGNMENTS

A. Rights and Obligations of Parties Unchanged

The rights and obligations of either Party hereunder may be assigned in whole or in part, and the provisions hereof shall extend to its heirs, successors and assigns; *provided, however,* any change or division in ownership of the *Subject Property* shall neither enlarge the obligations nor diminish the rights of Lessee.

B. Royalty Payments to Designee

In the event of change of the ownership of the *Claims* or *Royalty* interest herein, payments to be made hereunder shall be paid to a single entity designated by Lessor who shall be responsible for redistribution of such amounts as may be due.

C. Notice of Change

Any change or division in such ownership. however accomplished, shall not be binding on Lessee until sixty (60) days after Lessee has been furnished with a certified copy of the recorded instruments evidencing such change or division of ownership.

D. Ongoing Obligations

If an assignment is to an *Affiliate*, the assigning Party shall remain a guarantor of the *Affiliate*'s performance under this *Lease*. If an assignment is to a person or entity that is not an *Affiliate*, this *Lease* may be assigned only after obtaining the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld; *provided, however,* that the proposed assignee shall first agree in writing for the benefit of the non-assigning Party to be bound by the terms and conditions of this *Lease* and

shall be able to demonstrate to the reasonable satisfaction of the non-assigning Party that the proposed assignee has the financial capability to assume the said obligations.

XV. NOTICES

All payments, notices and other communications to either Party shall be in writing and delivered personally, sent by certified or registered prepaid mail return receipt requested, sent by telecopier, sent by courier or sent by any other means providing for receipt of the communication in written form. Notices delivered personally, sent by certified mail or registered mail, or sent by courier shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission, if the sending Party has received electronic confirmation of successful transmission. Until a change of address is given in accordance with the provisions of this Section, notices shall be addressed to Lessee and Lessor, respectively:

If to Lessee:

MYSTERY CREEK RESOURCES, INC.
2221 East Street, Suite 200
Golden, CO 80401
Attn: Paul C. Jones, President
Phone No: (303) 277-1222
Fax No: (303) 277-0006

If to Lessor:

MESPELT & ALMASY COMPANY , LLC
MARGARET L, MESPELT
THEODORE J. ALMASY
P. O. Box 74
McGrath, AK 99627
Phone No: (907) 534-3301

XVI. FORCE MAJEURE

A. Delays

If Lessee shall be prevented by *Force Majeure* from timely performance of any obligations, other than the obligation to pay money and the obligation to keep the *Claims* in good standing, arising under this *Lease*, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of the condition constituting *Force Majeure*. Lessee shall promptly give Lessor notice of commencement and termination of *Force Majeure*. Lessee shall use reasonable diligence to remove *Force Majeure* but shall not be required to institute legal proceedings, settle any labor dispute, or challenge the validity of any law, regulation, action or inaction of government.

XVII. DEFINITIONS

Unless context demands otherwise, for the purposes of this *Lease*, the following terms shall be defined as follows:

A. *Affiliate*

"Affiliate" shall mean any person, partnership, joint venture, corporation, or other form of enterprise that directly or indirectly controls, or is controlled by, or is under common control with, a Party to this Lease. *"Control"* shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

B. Almasy

"Almasy" shall mean Theodore J. Almasy, an unmarried individual, whose address is: P. O. Box 74, McGrath, Alaska 99627.

C. *Area of Interest*

The area within one (1) mile of the outer perimeter of the *Claims*, exclusive of those lands owned by Doyon Limited, shall be the "*Area of Interest.*"

D. *Base Metals*

Base Metals shall mean copper, lead, tin, zinc, and all other valuable, non-precious or non-platinum group metals.

E. *Claims*

The "*Claims*" shall mean those certain federal and State of Alaska mining claims owned by Lessor and located in the State of Alaska, all as more particularly identified on Exhibits A and B.

F. *Effective date*

"*Effective Date*" shall mean the last date on which this Lease is executed.

G. *Fair Market Value*

The *Fair Market Value* of *Mineral Products* shall be determined on a unit basis as follows:

- Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the calendar quarter prior to the deposit of the bullion or proceeds into Lessor's account at the refiner's place of business;
- Refined silver bullion shall be valued on the basis of the average of the daily Comex Silver Quotation for the calendar quarter prior to the deposit of the bullion or proceeds into Lessor's account at the refiner's place of business;

- Refined platinum group metals shall be valued on the basis of the average daily Comex quotation for the calendar quarter prior to the deposit of the bullion or proceeds into Lessor's account at the refiner's place of business; and
- *Base Metals* shall be valued on the basis of the agreed, recognized published index value for the particular metal, such as "Metals Week."
- In the absence of such agreed index value, the *Fair Market Value* shall be the proceeds actually received by Lessee during the calendar quarter from the sale of such refined or processed metals.

H. *Force Majeure*

"*Force Majeure*" shall mean any cause beyond Lessee's reasonable control, whether or not foreseeable, including law, regulation, action or inaction of government; inability to obtain in a timely manner and on terms reasonably acceptable to Lessee any public or private license, permit or authorization which may be required for compliance with this *Lease* or operations in connection with the *Subject Property*, including removal and disposal of waters, wastes and tailings and reclamation; fire; explosion; inclement weather (by which is meant unusual weather conditions for the McGrath area); flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

I. Lessor

"Lessor" shall mean Mespelt, Almasy and MESPELT & ALMASY MINING COMPANY, LLC, an Alaska limited liability company, whose principal place of business at P. O. Box 74, McGrath, Alaska 99627.

J. Lessee

"Lessee" shall mean MYSTERY CREEK RESOURCES, INC., an Alaska corporation, having its principal place of business at 2221 East Street, Suite 200, Golden CO 80401.

K. Mespelt

"Mespelt" shall mean Margaret L. Mespelt, an unmarried individual, whose address is: P. O. Box 74, McGrath, Alaska 99627.

L. Mineral Products

Mineral Products shall mean all naturally occurring substances (whether metallic or non-metallic).

M. Minimum Royalty

"Minimum Royalty" shall mean the sum of Three Thousand Dollars ($3,000) to be disbursed on the first day of the month following the *Effective Date* of this Lease and on the first day of every month thereafter during the *Term* of this Lease, including any extensions thereof.

N. Mining Year

"Mining Year" shall mean the assessment year of 12 o'clock meridian on the first day of September through 12 o'clock meridian on the first day of the following September.

O. Net Smelter Returns

Net Smelter Returns shall mean the *Fair Market Value* of *Mineral Products*, less, but only to the extent actually incurred or paid by Lessee, the following (and only the following), without duplication:

- Charges and costs, if any, for transportation (including related storage and insurance costs) from Lessee's mine, mill, or other processing or refining facility on the *Subject Property* to the places where the *Mineral Products* are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of such *Mineral Products* from the mine to any contract mill, smelter, mill, or refinery or each of them, if applicable, and from there to the places where such *Minerals Products* are sold;
- Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges, and penalties, if any, incurred upon smelting or refining *Mineral Products*. In the event smelting or refining is carried out in facilities owned or controlled in whole or in part by Lessee, or by an *Affiliate* of Lessee, charges and penalties for such operations shall mean the amount that Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms; and
- Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, removal, sales, or disposition of *Mineral Products* but excluding any taxes on net income as well as any revenue or net proceeds taxes.

With respect to heap leaching, *in situ* leaching, or other solution mining methods, in determining *Net Smelter Returns* there shall be no deduction whatsoever for any processing, recovery, or refining costs incurred up to the point at which the *Mineral Products* produced or refined by Lessee are obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation,

distribution of leach solutions, or other mining and preparation costs; transportation of solutions or slurries to the refining processes; refining of slurry concentrates; preparation of doré bullion or other refined *Mineral Products* for sale to a purchaser or delivery for final treatment by a third party; and the costs of reclamation or other environmental compliance relating to any of the foregoing.

No other costs whatsoever incurred in the beneficiation of *Mineral Products* shall be deducted after the first marketable product is produced.

P. *Personal Property*

"Personal Property" shall mean certain personal property owned by Mespelt and Almasy and located on the *Subject Property* all as more completely identified in Exhibit D, attached hereto and incorporated herein by reference.

Q. *Production Royalty*

"Production Royalty" shall mean the royalty paid by Lessee to Lessor in accordance with the provisions of this Lease.

R. Purpose

The *Purpose* of this *Lease* is to afford Lessee the reasonable opportunity to enter the *Claims*

S. *Subject Property*

All interests that either Lessor or Lessee acquires, during the *Term* of this *Lease* within the *Area of Interest*, together with the *Claims*, shall be the *"Subject Property."*

T. *Work*

"Work" shall mean the good faith evaluation, exploration or development of the *Subject Property*, whether conducted on or off the *Subject Property*, including, but not limited to:

- Maintaining the *Claims* in good standing, by inspecting, posting and reposting the *Claims*, where in its sole judgment Lessee deems it is necessary to do so;
- Paying fees, wages, salaries and travel expenses in Alaska of all persons engaged in *Work* and insurance costs relating to the *Subject Property*;
- Acquisition of additional rights or interests in the *Subject Property*;
- Searching title and curing title defects;
- Acquisition of public and private permits and authorizations required for operations on the *Subject Property*, including all costs to acquire or make bonds and deposits to secure or maintain such permits or authorizations and any bond or deposit amount forfeited under circumstances beyond the control of *Lessee*;
- Conducting geologic mapping, sampling, geophysical evaluations, trenching, drilling, underground development, and other methods of technical evaluation or development of the property;
- Acquiring materials, supplies, equipment, maintenance service, camp operations and other items customarily used in the exploration and development of a mine; and
- Making *Minimum Royalty* payments to Lessor ;

- remediating environmental conditions in existence on the *Subject Property* on the *Effective Date*(regardless of whether said conditions are desecribed on Exhibit E attached hereto).

XVIII. MISCELLANEOUS

A. Short form of Lease

The Parties to this Lease agree to execute a short form lease to enable Lessee to record its interest in the *Subject Property* without disclosing all of the terms and conditions of Lease. The short form lease shall include all terms of conveyance and shall incorporate this Lease by reference.

B. Applicable Law

This *Lease* shall be governed by the laws of the State of Alaska. Lessor and Lessee each hereby submit to the exclusive jurisdiction of the federal and state courts in that State.

C. US Dollars

All references to money refer to U. S. Dollars.

D. Entire Understanding

This *Lease* contains the entire understanding between the Parties relating to its subject matter and supersedes any prior Leases, commitments, representations, writings, and discussions relating thereto, whether oral or written, express or implied.

E. No Implied Covenants

This *Lease* shall not be construed to contain any implied consideration, warranties, representations, or covenants, including any implied obligation of Lessee to

explore, mine or otherwise *Work* the *Subject Property*, beyond the specific undertakings set forth herein and is not intended to create any partnership between the Parties.

F. Modifications

No modification or amendment of this agreement shall be effective unless set forth in writing and signed by the Parties herein.

G. Further Documentation

The Parties agree that they will execute such further Leases, conveyances and assurances as the Parties may deem necessary to carry out the *Purpose* of this *Lease*.

H. Binding on Successors and Assigns

This *Lease* shall inure to the benefit of and be binding upon the Parties hereto and its respective successors and assigns.

I. Time is of the Essence

Time is of the essence in this *Lease*.

J. Headings and Subheadings for Convenience Only

The headings and subheadings set forth in this *Lease* are for ease of reference only and are not intended to be used in construing the meaning of the provisions hereof.

K. Counterparts

This *Lease* may be signed in counter-parts and shall be effective on the latter date signed.

L. Severance

If any part of this Lease is found invalid for any reason by a court of competent jurisdiction, that part shall be deemed severed from this Lease and will not affect the validity of the remaining parts of this Lease.

IN WITNESS WHEREOF, the Parties hereto have executed this agreement, in person or by duly authorized officer, as of the day and year first above written.

LESSOR:

Margaret L. Mespelt, individually	MESPELT & ALMASY MINING COMPANY, LLC By: ____________________ Margaret L. Mespelt
Theodore J. Almasy, individually	By: ____________________ Theodore J. Almasy

LESSEE:

MYSTERY CREEK RESOURCES, INC.

By: ____________________
Paul C. Jones, President

STATE OF ALASKA)
) : SS.
THIRD JUDICIAL DISTRICT)

THIS IS TO CERTIFY that on this 31st day of January 2003, at Anchorage, Alaska, before me personally appeared THEODORE J. ALMASY, whom I know; and he acknowledged to me that he executed the foregoing instrument for himself and on behalf of MESPELT & ALMASY MINING COMPANY, LLC; that he is a member and co-manager of said limited liability company and is authorized to so execute; that he knew the contents thereof; and that the same was his free and voluntary act and the free and voluntary act of said limited liability company, by him performed.

WITNESS my hand and official seal the day, month, and year in this certificate first above written.

Notary Public for the State of Alaska
My commission expires: 9/2/2005

STATE OF ALASKA)
) : SS.
FOURTH JUDICIAL DISTRICT)

THIS IS TO CERTIFY that on this 14th day of February, 2003, at McGrath, Alaska, before me personally appeared MARGARET L. MESPELT, whom I know; and she acknowledged to me that she executed the foregoing instrument for herself and on behalf of MESPELT & ALMASY MINING COMPANY, LLC; that she is a member and co-manager of said limited liability company and is authorized to so execute; that she knew the contents thereof; and that the same was her free and voluntary act and the free and voluntary act of said limited liability company, by her performed.

WITNESS my hand and official seal the day, month, and year in this certificate first above written.

Debby A. Hartman

Notary Public for the State of Alaska
My commission expires: 2-14-06

Notary Public
DEBBY A. HARTMAN
State of Alaska
My Commission Expires Feb 14, 2006

STATE OF ALASKA)
) : SS.
THIRD JUDICIAL DISTRICT)

THIS IS TO CERTIFY that on this 31st day of January 2003, at Anchorage, Alaska, before me personally appeared Paul C. Jones, whom I know; and he acknowledged to me that he executed the foregoing instrument for and on behalf of MYSTERY CREEK RESOURCES, INC.; that he is the president of said corporation and is authorized to so execute; that he knew the contents thereof; and that the same was the free and voluntary act of said corporation, by him performed.

WITNESS my hand and official seal the day, month, and year in this certificate first above written.

[signature]

Notary Public for the State of Alaska
My commission expires: 9/2/2005

EXHIBIT A

Federal Lode and Placer Claims
Nixon Fork Mine
Kateel River Meridian, Alaska

Claim Name	Township (S)	Range (E)	Section	AA#
Golden Star	26	21	24	033627
Golden Star #1	26	21	24	033628
Shamrock (lode)	26	21	24	033629
Mabel #1	26	21	13,24	033630
Mabel #2	26	21	24	033631
Mabel #3	26	21	24	033632
Mabel #4	26	21	24,25	033633
Mabel #5	26	21	24	033634
Boston	26	21	24,25	033635
Mabel #6	26	21	24	033636
Mohawk	26	21	13,24	033637
Tecla Pup	26	21	13	033638
North Star	26	21	13,24	033639
Goldfield	26	21	13,24	033640
Red Lode	26	21	13,24	033641
Walden	26	21	13	033642
Iron #1	26	21	13	033643
Iron #2	26	21	13,24	033644
Iron	26	21	13,24	033645
Chalcopyrite	26	21	13	033646
Chalcocite	26	21	13	033647
Southern Cross	26	21;22	13;18	033648
Texas	26	21	12,13	033649
Emergency	26	21;22	12,13;7,18	033650
Mystery	26	22	7,18	033651
Warrior	26	22	7	033652
Chief	26	22	7	033653
Boston Butt	26	21	24,25	033654
McGowan	26	21;22	13;18	033655
Keen	26	21;22	13;18	033656
Almasy	26	22	18,19	033657
Richardson	26	21	13,24	033658
Mespelt	26	21;22	13,24;18,19	033659
Dolf Mespelt	26	21,22	13;18	033660
Charlie Mespelt	26	21;22	13;18	033661
Evan Jones	26	22	18,19	033662

EXHIBIT A – Cont'd

Claim Name	Township (S)	Range (E)	Section	AA#
Carl Schuttler	26	21;22	24;19	033663
Leo Roderigue	26	21;22	24;19	033664
Hy Groshong	26	21;22	24;19	033665
Dick Matthews	26	22	19	033666
Montana	26	21;22	13;18	033667
Wernicke	26	21	24	033668
Griffin	26	21	23,24	033669
Whelan	26	21	24	033670
Bullock	26	21	24	033671
Matheison	26	21	13,14,23,24	033672
Pearson	26	21	13,24	033673
Strand	26	21	13,24	033674
Owen Gray	26	21	13	033675
Snow	26	21	13	033676
O'Malley	26	21	13	033677
Pinky Doodle #1	26	22	8	033678
Pinky Doodle #2	26	22	8	033679
Pinky Doodle #3	26	22	5,6,8	033680
Nevada	26	21	12,13	033681
Monzonite Fraction	26	21	13	033682
Porphyry Fraction	26	21	13	033683
Old Fitzgerald	26	21	13	033684
Jim Beam	26	21	13	033685
Old Taylor	26	21	13	033686
Old Grandad	26	22	18	033687
Old Crow	26	22	18	033688
Old Forester	26	22	18,19	033689
Crown Royal	26	21	13	033690
Pupinsky #1	26	22	20	033691
Pupinsky #2	26	22	20	033692
Pupinksy #3	26	22	20	033693
Jack Nixon #1	26	22	8,17	033694
Jack Nixon #2	26	22	8	033695
Jack Nixon #3	26	22	8	033696
Jack Nixon #4	26	22	8,17	033697
Jack Nixon #5	26	22	17	033698
Jack Nixon #6	26	22	8,17,18	033699
Jack Nixon #7	26	22	7,8,17,18	033700
Jack Nixon #8	26	22	7,8,17	033701
Jack Nixon #9	26	22	8	033702

EXHIBIT A – Cont'd

Claim Name	Township (S)	Range (E)	Section	AA#
Clough-Strand #1	26	22	18	033703
Clough-Strand #2	26	22	17,18	033704
Clough-Strand #3	26	22	17,18	033705
Clough-Strand #4	26	22	17,18,19	033706
Clough-Strand #5	26	22	18,19	033707
Clough-Strand #6	26	22	18,19	033708
Clough-Strand #7	26	22	18,19	033709
Clough-Strand #8	26	22	18	033710
Clough-Strand #9	26	22	17,18	033711
Idaho	26	21	12,13	033712
Utah	26	21	12,13	033713
Wyoming	26	21	12,13	033714
#1 Above Ruby Creek	26	21	13	033715
#2 Above Ruby Creek	26	21	13	033716
#1 Above Crystal Gulch	26	21	13	033717
#1 Above Bench Ruby Creek	26	21	13	033718
#2 Above Discovery Holmes Gulch	26	21	24	033719
#1 Above Discovery Holmes Gulch	26	21	24	033720
Discovery Holmes Gulch	26	21	24	033721
Liberty #2	26	21	24,25	033722
Liberty #1	26	21	24,25	033723
Lincoln	26	21	25	033724
Shamrock (placer)	26	21	25	033725
#3 Above Discovery Holmes Gulch	26	21	24	033726
Whelan Placer	26	21	25	033727
Amythest	26	21	13	033728
Garnet South Extension	26	21	13	033729
Garnet	26	21	13	033730
Recreation	26	21	13	033731
Crystal	26	21	13	033732
Nixon Fork	26	21	13	033733
Black Bear	26	21	13	033734
#3 Above Ruby Creek	26	21	13	033735
#4 Above Ruby Creek	26	21	13,24	033736

EXHIBIT B

State of Alaska Claims
Nixon Fork Mine
Kateel River Meridian, Alaska

Claim Name	Township (S)	Range (E)	Section	ADL#	Carry Forward	Used 2001	Balance Carried
M&A #1	26	21	13	312759	$400	$100	$300
M&A #2	26	21	14	312760	$400	$100	$300
M&A #3	26	21	24	312761	$400	$100	$300
M&A #4	26	21	23	312762	$400	$100	$300
Clough Strand #10	26	22	17,18	314860	$400	$100	$300
MAR-1	26	21	23	508866	$400	$100	$300
MAR-2	26	21	23	508867	$400	$100	$300
MAR-3	26	21	23	508868	$400	$100	$300
MAR-4	26	21	23	508869	$400	$100	$300
MAR-5	26	21	23	508870	$400	$100	$300
MAR-6	26	21	23	508871	$400	$100	$300
MAR-7	26	21	23	508872	$400	$100	$300
MAR-8	26	21	23	508873	$400	$100	$300
MAR-9	26	21	14	508874	$400	$100	$300
MAR-10	26	21	14	508875	$400	$100	$300
MAR-11	26	21	14	508876	$400	$100	$300
MAR-12	26	21	14	508877	$400	$100	$300
MAR-13	26	21	12	508878	$400	$100	$300
MAR-14	26	21	12	508879	$400	$100	$300
MAR-15	26	21	12	508880	$400	$100	$300
MAR-16	26	21	12	508881	$400	$100	$300
NF-1	26	21	13	532159	$400	$100	$300
NF-2	26	21	13	532160	$400	$100	$300
NF-3	26	21	13	532161	$400	$100	$300
NF-4	26	21	13	532162	$400	$100	$300
NF-5	26	21	13	532163	$400	$100	$300
NF-6	26	21	13	532164	$400	$100	$300
NF-7	26	21	13	532165	$400	$100	$300
NF-8	26	21	13	532166	$400	$100	$300
NF-9	26	21	13	532167	$400	$100	$300
NF-10	26	21	13	532168	$400	$100	$300
NF-11	26	21	13	532169	$400	$100	$300
NF-12	26	21	13	532170	$400	$100	$300
NF-13	26	21	24	532171	$400	$100	$300
NF-14	26	21	24	532172	$400	$100	$300

Exhibit B – Cont'd

Claim Name	Township (S)	Range (E)	Section	ADL#	Carry Forward	Used 2001	Balance Carried
NF-15	26	21	24	532173	$400	$100	$300
NF-16	26	21	24	532174	$400	$100	$300
NF-17	26	21	24	532175	$400	$100	$300
NF-18	26	21	24	532176	$400	$100	$300
NF-19	26	21	24	532177	$400	$100	$300
NF-20	26	21	24	532178	$400	$100	$300
NF-21	26	21	24	532179	$400	$100	$300
NF-22	26	21	24	532180	$400	$100	$300
NF-23	26	21	24	532181	$400	$100	$300
NF-24	26	21	24	532182	$400	$100	$300

Note: "Carry Forward", "Used 2001", and "Balance Carried" in headings above refer to state assessment credits as of November 30, 2001.

Claim Name	Township (S)	Range (E)	Section	ADL#
Pupinsky #4	26	22	20	312736
Pupinsky #5	26	22	20	312737
Pupinksy #6	26	22	20	312738

Exhibit C

Nixon Fork Mine
Kateel River Meridian, Alaska

LOCATION OF BAR CLAIMS



11
7
8
12
18
17
13
14
19
20
23
24
30
29
26
25
35
36
31
32
R 21 E
R 22 E
T 26 S
TO MEDFRA
5 MILES
0 500 1000 meters
SCALE 1:48,000

B - BAR CLAIMS
M - MAR CLAIMS
NF - NIXON FORK CLAIMS
MA - MESPELT & ALMASY CLAIMS
CS - CLOUGH-STRAND CLAIMS
P - PUPINSKY CLAIMS

EXHIBIT D

This exhibit indicates the location of the Personal Property of Theodore S. Almasy and/or Margaret L. Mespelt on the Nixon Fork Minesite Area in T26S, R21E, Kateel River Meridian, (Medfra A4 & B4 Quadrangles), Alaska.

The following structures and their contents are the Personal Property of Theodore S. Almasy and/or Margaret L. Mespelt.

Mespelt Hoist House

40' Cargo Container (location to be designated)

Buried Sawmill behind Mespelt Hoist House

Mespelt Camp Area
- Large Cabin
- Small Cabin (old powerhouse)
- Old Bunkhouse
- Mess House
- Warehouse at old mill

Area Below Mespelt Camp Area
- Warehouse -- including diamond drill
- Stamp Mill

Margaret Mespelt Cabin Area
- Margaret Mespelt Cabin
- Cache on Poles
- Small Warehouse

Pupinsky Claims Area
- Wannigan Structure

Almasy- Mespelt/Mystery Creek Lease

Exhibit E

Toxic or Hazardous Substances on the *Claims*

In consideration of the mutual promises and representations contained herein, the Parties agree as follows concerning:

1. Known toxic or hazardous substances (other than naturally occurring minerals) on, in, or under the *Claims.*

   Lessor has informed Lessee of the presence of the following toxic and hazardous substances on the *Subject Property*:

   a. Tailings (finely ground limestone, marble and quartz monzonite),
   b. Used oil and grease (357 barrels, more or less),
   c. Mill reagents (organic chemicals and lime),
   d. Explosives,
   e. Laboratory reagents, and
   f. Diesel fuel, gasoline and heating oil.

   Lessor represents that to the best of its knowledge, information and belief, there are no other toxic or hazardous substances on the *Claims*.

2. Known releases or discharges of toxic or hazardous substances (other than naturally occurring minerals) from the *Claims.*

   Lessor has informed Lessee of the possible discharge of the following toxic and hazardous substances on the *Claims*:

   Soil contamination by diesel, grease, gasoline and mill reagents

   Lessor represents that to the best of its knowledge, information and belief, there are no other discharges of toxic or hazardous substances on the *Claims*.

3. Known investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the *Claims* under any law or regulation dealing with the control of toxic or hazardous materials.

   Lessor has informed Lessee that there is an ongoing monitoring of the unreclaimed mining activity of Nixon Fork Mining, Inc. (now in bankruptcy) by the U.S. Bureau of Land Management and the State of Alaska Department of Natural Resources that might lead to the listing of some or all of the lands comprising the *Claims* under the laws and regulations dealing with the control of toxic or hazardous materials.

   Lessor represents that to the best of its knowledge, information and belief, there are no other investigations or proceedings by any federal, state or local

government or agency thereof that might lead to the listing of any lands comprising the *Claims* under any law or regulation dealing with the control of toxic or hazardous materials.

4. Known conditions existing on or in respect of the *Claims* that could give rise to a remediation order or otherwise subject either Party to liability for cleanup or remediation of the environment or for damage to natural resources.

Lessor has informed Lessee that the Bureau of Land Management has indicated an interest in removing 357 barrels, more or less, of used oil and grease and an unspecified number barrels of mill reagents from the *Claims*.

In addition, Lessor has informed Lessee that there is an undetermined quantity of high explosive and/or ANFO stored in magazines on the property for which a removal order could be issued by a federal, state or local government or agency thereof.

In addition, Lessor has informed Lessee that the unreclaimed mining activities of Nixon Fork Mining, Inc. (in bankruptcy) and its predecessors could be ordered by the Bureau of Land Management and/or state authorities.

Lessor represents that to the best of its knowledge, information and belief, there are no other conditions existing on or in respect of the *Claims* that could give rise to a remediation order or otherwise subject either Party to liability for cleanup or remediation of the environment or for damage to natural resources.